Exhibit 99.1

NEWS RELEASE	Contact: Lisa Mayr
For Immediate Release	Vice President, Investor
December 11, 2006	Relations and Capital Markets
(703) 744-1787

SUNRISE BOARD FORMS SPECIAL COMMITTEE

McLean, Va.-- Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that its Board of Directors has appointed a special independent committee to review recent insider sales of Sunrise stock and the Company’s historical practices related to stock option grants.  The Board’s decision followed receipt of a letter from a union shareholder that was simultaneously sent to news outlets, which resulted in media coverage and a subsequent request by the Securities and Exchange Commission (SEC) for information about matters raised in the media reports. The special committee has retained independent outside legal counsel to assist in its review.

Sunrise is committed to sound corporate governance and transparency and the Board has determined that a comprehensive review by a special committee and independent counsel is the most appropriate way to address these matters in a timely manner.

The review by the special committee will be conducted in parallel with the Company’s ongoing efforts to complete the previously announced restatement of its financial statements.  In view of these ongoing efforts and the special committee review, the Company now anticipates that its restated 2005 Form 10-K will be delayed beyond year-end, but still expects to be current in all of its filings with the SEC by March 1, 2007.

About Sunrise

Sunrise Senior Living, a McLean, Va.-based company, employs more than 40,000 people. As of September 30, 2006, Sunrise operated 436 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 50,000 residents. Sunrise also had 46 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Certain matters discussed in this press release, including as to the timing of completion of its restatement and filing of Sunrise’s restated 2005 Form 10-K and Form 10-Qs for the first three quarters of 2006,  may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to risks that are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.